Exhibit 10.1

Amendment No. 1 to

Series A Preferred Stock Redemption Agreement

THIS Amendment No. 1 to the Series A Preferred Stock Redemption Agreement (the “Amendment No. 1”) is made this 21st day of June, 2023 (“Effective Date”) by and among (i) Mosaic ImmunoEngineering, Inc., a Delaware corporation ("Mosaic"), f/k/a Patriot Scientific Corporation and (ii) Holocom, Inc., a California corporation (“Holocom”) (collectively referred to as the “Parties”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Redemption Agreement dated July 6, 2022 or Restated Articles of Incorporation of Holocom filed February 15, 2007 with the Secretary of State of the State of California, as amended to date (the "Articles of Incorporation").

WHEREAS, the Parties entered into the Redemption Agreement on July 6, 2022 (“Original Redemption Agreement”);

WHEREAS, Holocom has redeemed in aggregate, 1,190,000 shares of Series A Preferred in exchange for upfront and monthly payments to Mosaic in the aggregate amount of $476,000 under the Original Redemption Agreement;

WHEREAS, Holocom is willing to redeem the remaining 910,000 shares of Series A Preferred in a single lump sum payment of Three Hundred Thousand U.S. Dollars ($300,000 USD);

WHEREAS, Mosaic is willing to accept the redemption of the remaining shares of Series A Preferred in exchange for a single lump sum payment in lieu of monthly payments that are due through January 2025.

NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged and agreed to by all Parties, the Parties hereto agree as follows:

Notwithstanding anything to the contrary in the Articles of Incorporation, and subject to the terms and conditions of the Original Redemption Agreement, the Parties hereby agree to redeem the remaining 910,000 shares of Series A Preferred in exchange for a single lump sum payment of Three Hundred Thousand U.S. Dollars ($300,000 USD), payable by Holocom to Mosaic by wire transfer no later than three (3) business days from the Effective Date of this Amendment No. 1.

The Parties further agree that upon the receipt by Mosaic of Three Hundred Thousand U.S. Dollars ($300,000 USD), the Parties hereby acknowledge that all amount due and payable to Mosaic have been fully satisfied and that Holocom has redeemed in full all shares of Series A Preferred and has no further obligations to Mosaic.

The Parties further agree that if the lump sum payment is not paid within three (3) business days from the Effective Date, this Amendment No. 1 shall be null and void and all amounts due and payable pursuant to the Original Redemption Agreement shall remain in full force and effect.

This Amendment No. 1 to the Redemption Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Amendment No. 1 to the Redemption Agreement may be executed via electronic signatures, which shall be deemed an original.

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IN WITNESS WHEREOF, the parties hereto have executed this Redemption Agreement as of the date first set forth above.

HOLOCOM, INC.

/s/ Scott Beeson

Scott Beeson

/s/ Jay Anaya

Jay Anaya

SCRIPPS VENTURES, INC.

/s/ Scott Beeson

Scott Beeson

/s/ Jay Anaya

Jay Anaya

MOSAIC IMMUNOENGINEERING, INC.

/s/ Steven King

Steven King, President and CEO